Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated April 22, 2005, accompanying the consolidated balance sheets of Interleukin Genetics, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the three year period ended December 31, 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 which appear in the December 31, 2004 Annual Report of Interleukin Genetics, Inc. on Form 10-K. We hereby consent to the incorporation by reference of said report in the registration statements on Form S-3 (Nos. 333-83631, 333-53558, 333-56558, 333-101088, and 333-107782) and on Form S-8 (Nos. 333-37343, 333-67147, 333-32538, 333-62638 and 333-118551) of Interleukin Genetics, Inc. and subsidiary.

/s/ GRANT THORNTON LLP

Boston, Massachusetts
April 22, 2005